                                                               Exhibit (c)(1)(H)

                                    SUMMARY
                         REAL ESTATE APPRAISAL REPORT


             The 406-space Carefree Village Mobile Home Community
                               8000 Sheldon Road
           Tampa, Unincorporated Hillsborough County, Florida 33615



                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                               6430 South Quebec
                           Englewood, Colorado 80111


                                     AS OF

                                  May 3, 2000



                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                     [LETTERHEAD OF WHITCOMB REAL ESTATE]


May 16, 2000

Steve Waite
Windsor Corporation
6430 South Quebec
Englewood, Colorado 80111

RE:  406-Space Carefree Village Mobile Home Community
     8000 Sheldon Road
     Tampa, Unincorporated Hillsborough County, Florida

Dear Mr. Waite:

     At your request, we have inspected and appraised the above captioned property. We estimate the "as is" market value of the property rights outlined herein, as of May 3, 2000, based on an exposure period of six months, to be:

                  -SIX MILLION ONE HUNDRED THOUSAND DOLLARS-

                                 ($6,100,000)

          Our value estimate applies to the land as physically constituted, to the improvements actually in existence and reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors, which, in our opinion, would tend to influence the market value of the subject.

          Carefree Village is a fully developed 406-space manufactured home community, with a clubhouse, tennis and shuffleboard courts, laundry room, swimming pool, and a playground / recreation area.

          Our conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation and those specific conditions indicated in the engagement letter.

          This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan. The intended user of this report is the Windsor Corporation.

Mr. Steve Waite
May 16, 2000
Page Two

     Our analysis has accounted for a management fee, adequate to ensure professional management of the property. We have also forecast maintenance expenditures to maintain the property in adequate repair in order to retain residents and achieve rental increases. Our analysis and opinions are contingent on adequate management and maintenance expenditures.

     We appreciate this opportunity to be of service to you. If you have any questions, please do not hesitate to contact us.

     This is a Summary Appraisal, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for Summary Appraisal Reports. This report represents only summary discussions of the data, reasoning, and analyses employed in the appraisal process toward the development of our opinion of value. Supporting documentation has been retained in our files.

Very truly yours,


/s/ John H. Whitcomb  JAG

John H. Whitcomb, MAI, CCIM
St. Cert. Gen. REA #0001234


/s/ William G. Trask  JAG
William G. Trask
St. Cert. Gen. REA #0002347

TABLE OF CONTENTS
-----------------

Title Page
Transmittal

Table Of Contents........................................................  4
Summary Of Facts And Conclusions.........................................  6
Extent Of Confirming, Collecting And Reporting Data......................  7
Purpose And Function Of The Appraisal....................................  7
Area / Neighborhood Description..........................................  8
Manufactured Home Community Market Overview..............................  9
Land And Site Improvements............................................... 10
Improvement Description.................................................. 11
Ownership And Property History........................................... 11
Occupancy................................................................ 11
Zoning And Other Land Use Controls....................................... 12
Real Estate Assessment And Taxes......................................... 12
Marketability And Marketing Period....................................... 13
Highest And Best Use..................................................... 14
Valuation Process........................................................ 14
Income Capitalization Approach........................................... 15
Sales Comparison Approach................................................ 23
Final Estimate Of Value.................................................. 27
Certification............................................................ 28
Assumptions And Limiting Conditions...................................... 29

ADDENDA
Legal Description
Maps
Profiles Of Appraisers

             PHOTOGRAPHS OF THE SUBJECT (Taken May 12, 2000)                   5



                            [PICTURE APPEARS HERE]


                             1. Entrance to Subject

                            [PICTURE APPEARS HERE]

                             2. Typical Street View

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------

     Property Appraised:      406-Space Carefree Village Mobile Home Community
     -------------------
                              8000 Sheldon Road
                              Tampa, Unincorporated Hillsborough County,
                              Florida
     Property Rights
     ---------------
     Appraised:               Fee Simple Interest, subject to tenant leases.
     ----------

     Land Area:               57.82 acres or 2,518,639 square feet.
     ----------

     Improvements:            406 manufactured home spaces, a clubhouse, tennis
     -------------
                              and shuffleboard courts, laundry room, swimming pool, playground / recreation area.

     Owner:                   Windsor Park Properties, 6 and Windsor Park
     ------
                              Properties, 7


     Zoning:                  PD-H, Hillsborough County
     ------

     Highest and Best Use:    As Improved -- Current Use
     ---------------------

     Value Indications:       Income Approach               $6,100,000
     ------------------
                              Sales Comparison Approach     $6,200,000

     Final Estimate of Value: $6,100,000
     ------------------------

     Date of Appraisal:       May 3, 2000
     ------------------

     Date of Inspection:      May 12, 2000
     -------------------

EXTENT OF CONFIRMING, COLLECTING AND REPORTING DATA
---------------------------------------------------

     This assignment encompasses providing an "as is" market value of the fee simple title of the property and improvements, as of the specified date. The scope of this investigation included an overview of the area and local manufactured home markets, inspections of the subject properties and their environs, and the collection and analysis of market data, inspection of the comparable and competitive properties, consideration and application of the appropriate valuation methods, and a reconciliation and final estimate of value.

     The real estate interest appraised is that of ownership in fee simple interest, subject to the existing tenant leases. The property is appraised free and clear of mortgages, liens, servitude's and encumbrances, except those noted in the body of this appraisal.

PURPOSE AND FUNCTION OF THE APPRAISAL
-------------------------------------

     The purpose of the appraisal is to express our opinion of the "as is" market value of the fee simple interest, subject to existing tenant leases, of the real estate, as of May 3, 2000. The information, opinions, and conclusions contained in this report have been prepared as a basis for portfolio valuation. The date of this appraisal is May 3, 2000. The intended user of this report is the Windsor Corporation.

     Market Value is defined as: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .    Buyer and Seller are typically motivated;

     . Both parties are well informed or well advised, and each acting in what he considers his own best interest;

     .    A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale./1/

________________________
/1/ The Office of the Thrift Supervision, 12 CFR 564.2(f).

AREA / NEIGHBORHOOD DESCRIPTION
-------------------------------

Location/Access
---------------

     The property is located along the west side of Sheldon Road, approximately 1/4 mile south of West Waters Avenue. This location is in the western portion of Hillsborough County, in an area known as Town `n Country. The subject neighborhood is bounded on the north by Linebaugh Avenue and on the east by the Veterans Expressway. The Hillsborough Avenue (State Road 580) corridor and Upper Tampa Bay generally define the southern border and the eastern Pinellas County line forms the western boundary of the area. The Tampa Bay Region is strategically situated in the center of Florida's West Coast and is the commercial and industrial hub of the area.

     Primary access to the subject property and neighborhood is via Sheldon Road, the major north-south surface roadway in the western portion of Hillsborough County. Sheldon Road is a four lane divided highway extending from Hillsborough Avenue to Gunn Highway. The Veterans Expressway lies along the east side of the Town 'n Country area, extending from Interstate 275 to North Dale Mabry Highway. Access to the neighborhood is excellent and the Town `n Country area is located in proximity to Tampa, offering all amenities, shopping, schools, churches, medical facilities and entertainment and recreation. Ingress and egress of the subject is rated adequate.

     The neighborhood is rural in nature. Development has taken the form of mixed-use and strip commercial properties located along the major road frontages and intersections. Residential developments are intermixed throughout the neighborhood. The neighborhood also offers all amenities and shopping, schools, churches and medical facilities. Land use in the immediate vicinity of the subject is characteristic of the entire neighborhood. The neighborhood is estimated to be over 75% developed. There remain a few large contiguous tracts of land available for infill development.

Population
----------

     The Tampa Bay area has emerged as one of the nation's leading markets. The 1990 MSA population figure was 2,069,959 indicating a 28.2% increase in population between 1980 and 1990. The most recent MSA population figure was 2,280,582 for 1998, and represents approximately 15.2% of Florida's entire population (15,000,475). Future projections indicate a continued population growth although at a declining rate.

Area / Neighborhood Description                                               9

Employment
----------

     The Tampa Bay market has a well-balanced employment base with no single industry dominating. This diversified industrial base will continue to be the driving force for continued growth in this metropolitan area. Reflecting the health of the local economic climate, all sectors of the area's major industries have shown growth in the past decade. The Hillsborough County civilian work force stood at 530,529 as of December 1998, with a 2.8% unemployment rate, well below the state and national averages over the same period.

Transportation
--------------

     The Tampa Bay area is accredited as a major Florida transportation center. It is served by 14 airlines, Greyhound Bus Lines, Amtrak and CSX rail service, cruise and freight shipping, as well as the interstate highway system. Its prime geographic location provides easy access to all markets. Over 40 interstate and intrastate freight carriers service the area, with virtually all the major trucking firms maintaining terminals throughout the Tampa Bay area.

Concurrency
-----------

     The State of Florida's Local Government Comprehensive Planning Act of 1975 required all counties and municipalities in the state to develop, implement and monitor local comprehensive growth and management plans. Pursuant to this law, each county was required to publish Land Use Policy Guides, both in written and map form, which designate desired types of land use and probable zoning for all county lands not within their boundaries.

Summary and Conclusion
----------------------

     The subject is located in the Town `n Country area, which is located in the western portion of Hillsborough County. The subject's location in regard to the local amenities in the form of shopping, recreational and activity centers is considered excellent due to the proximity of the City of Tampa. General real estate values have been static over the last three to four year period.

MANUFACTURED HOME COMMUNITY MARKET OVERVIEW
-------------------------------------------

     According to the Florida Manufactured Housing Association's 1998 Statistical Package, there are 574 manufactured home communities in Hillsborough County. Of this total, there are 82 communities (approximately 14% of the total), with 101 or more spaces. Additionally, 139 of the communities, or approximately 24% of the total, are in the 26 to 100-space range. Approximately 61% of the manufactured home communities in Hillsborough County have 100 or less spaces. The

Manufactured Home Community Market Overview                                   10

large percentage of small communities points to a fragmented marketplace, with a variety of ownership forms. The subject, at 406 spaces, is one of the larger communities in Hillsborough County.

LAND AND SITE IMPROVEMENTS
--------------------------

     The subject site is an irregularly shaped parcel of land containing approximately 57.82 acres of gross area. The tract is generally level and at street grade and drainage of the tract appears adequate. No adverse soil or subsoil conditions were noted during the physical inspection of the site. Utility services connected and in service on the date of valuation include water, natural gas, sanitary and storm sewer, electricity, cable television and telephone. The individual sites are accessed by roadways configured to maximize the use of the land, common to most manufactured home communities. Roadway improvements include:

     Street-bed:         Sheldon Road is an asphalt paved, four-lane divided
     ----------
                         highway. The subject streets are asphalt paved 20-foot wide roadways.

     Sidewalks/Curb:     Sheldon Road has concrete sidewalks and curbs. There
     --------------
                         are no sidewalks in the subject, however there are concrete curbs.

     Street Lights:      Sheldon Road and the subject park all have pole mounted
     -------------
                         overhead streetlights along the right of way.

     Landscaping:        Sodded and planted areas extend along the entire
     -----------
                         perimeter and throughout the site.

     Other:              The subject is enclosed by a six-foot wood and chain
     -----
                         link fence with a concrete front wall.

     Encumbrances:       None noted.
     -------------

     Easements:          Standard utility easements assumed to exist.
     ----------

     Encroachments:      None noted.
     --------------

     Our review of the deed and county property records did not reveal any adverse or potentially adverse interests that would affect the utility of the subject property. Specifically, there are no recorded, or otherwise known liens, defects in title or adverse easements. There are no rent controls in effect in Hillsborough County.

Functional Utility
------------------

     The site, which is irregular in shape and contains approximately 57.82 acres, is large enough to accommodate building improvements and roadways as well recreational amenities and green

Land And Site Improvements                                                    11

areas. The site is considered functional for various residential development scenarios. The current development of 406 total units equates to an overall density of approximately 7.02 units per acre, similar to current development standards, which tend toward larger lot sizes, wider streets and more green areas.

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 406 manufactured home pads, arranged along streets configured to maximize the available lots. The lots vary slightly in size, averaging 4,275 square feet. The density of the property is equal to 7.02 units per acre.

     The common area amenities include a clubhouse and adjacent pool area. To the rear or west of the clubhouse is the recreation area which includes tennis courts, shuffleboard courts, basketball court, and a children's playground area.

     We have not estimated a separate value for these amenities, or equipment, as they are standard items found at most manufactured housing communities.
These amenities are typical for a park of this age and size and are adequate and functional in use.

     The subject park and site improvements were reportedly built in the early 1970's. The park is, therefore approximately 25 years old. The common areas, streets, amenities and individual mobile homes were observed to be in average overall condition, having been originally constructed of high quality materials and having been well maintained over the years. No significant item of deferred maintenance was noted and overall maintenance levels in the park are rated good.

OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject, as recorded in the Official Records of Hillsborough County in Official Record Book 6042 at Page 0833, is in the name of Windsor Park Properties 6 and Windsor Park Properties 7. The deed was recorded in July 1990, and the indicated consideration was $6,575,000.

OCCUPANCY
---------

     A fully developed 406-space manufactured home community occupies the subject. Our inspection confirmed 63 vacant sites, 9 vacant community owned homes and 1 employee occupied space. The economic occupancy is 82.3%. The community is governed, as required by law, by a prospectus, dated November 8, 1988.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The subject is zoned PD-H, Planned Development - High Density. It is our opinion that the subject property is in conformance with the zoning code.

Concurrency
-----------

     The subject was developed under less restrictive requirements and has been "grandfathered in" on many concurrency requirements, therefore is in conformance with the approved comprehensive plan filed by Hillsborough County and concurrency is not an issue.

Flood Hazard
------------

     According to Flood Map Community Number 120112, Panel 0190D, dated August 3, 1992, the subject is located in an "X" flood zone. This zone is defined as an area of minimal flooding.

Environmental
-------------

     We observed no obvious areas of contamination on or about the site. However, we have no qualifications in environmental hazards and recommend an environmental audit be performed.

REAL ESTATE ASSESSMENT AND TAXES
--------------------------------

     The subject property is identified in the Hillsborough County records under Folio Numbers: 5050.7000 and 5050.8000. The assessed value of the subject totals $5,542,993. It is our opinion that the subject property is fairly assessed. The 1999 taxes were $152,167.42 indicating a per space tax liability of $374.80.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Florida, properties are assessed at 100% of the market value, as required by Florida Statute, Chapter 192.042. Properties are reassessed annually and equitability of assessments is not a basis for assessment in the State of Florida. Taxes are due and payable on the first day of the year, although tax bills are issued in arrears. Discounts up to 4% of the total bill are available for early payment and taxes become delinquent after March 31. Our discussions with a number of owner's of investment real estate and mobile home parks has indicated that "early" payment of real estate taxes is a very common practice. Additionally, prudent management would also dictate the payment of real estate taxes to take advantage of any discounts offered. Our estimate of taxes, in the amount of $153,385, reflects this practice.

MARKETABILITY AND MARKETING PERIOD
----------------------------------

     The subject is competitive with other properties in the marketplace and is marketable, although not considered a candidate for a resident purchase. Discussions with large institutional manufactured home community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured home communities should "be under contract" within a six month period in today's market.

     Our discussions also indicated overall capitalization rates were higher for all-age communities and dependent upon occupancy and condition. Pricing is established by processing gross income, reduced by a vacancy and credit loss factor, operating expenses and an additional capital charge based on overall condition, is deducted to arrive at a net operating income (NOI). Those surveyed indicated that at properties not operating at stabilized occupancy, they were unwilling to compensate a seller for any of the upside to be gained in filling the property.

     In late summer 1998, commercial mortgage backed securities (CMBS) lenders restructured their pricing for long term fixed rate loans. These loans had historically been priced based on an interest rate spread above Treasury Securities. The secondary market for these loans became illiquid and lenders were unable to sell the loans profitably. Consequently, although interest rates on Treasuries have fallen, the interest rates on securitized loans have increased. Prior to this increase, interest rate spreads were available lower than 150 basis points over the 10-year Treasuries. Since the fall, spreads have increased to the low 200 basis point range for manufactured housing communities.

     Interest rates are low and financial institutions are again willing to lend money for real estate projects with good occupancies. There has also been significant institutional investor interest in manufactured home community investments. In our opinion, the marketing period for the property would be within the range indicated by the industry participants or six months.

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as: The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value."/2/

     We have considered all of the potential uses to which the subject is legally and physically adaptable. It is our opinion that the current use of the subject, as a 406-space, manufactured home community, represents the highest and best use of the subject.

VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject, we have considered the positive and negative aspects of each approach for this specific assignment.

    The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

    In the analysis of a fully occupied manufactured home community, investors are primarily concerned with cash flow to service any debt and the equity position. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of mobile homes by offering low space rental rates, an investor would not be willing to compensate a seller for any more than the income to be received. The subject is fully developed with no expansion possibilities, therefore a potential investor would be primarily interested in the cash flow and equity return and we have excluded the Cost Approach.


_________________________

/2/The Appraisal Institute, The Appraisal of Real Estate, 10th Ed. Chicago: The
                            ----------------------------
Appraisal Institute, 1992, page 275.

INCOME CAPITALIZATION APPROACH
------------------------------

    As an introduction to the analysis of the subject it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

    From the standpoint of a seller, maximum price is, of course, an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

    The purchasers of investment realty naturally prefer to pay a minimum price subject to terms, and within the goal of price minimization seek:

         1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

         2.    Minimal capital investment to permit leverage.

         3.    Equity build-up through mortgage amortization.

         4.    Sheltered income through accumulation of book depreciation.

         5.    Capital accumulation through market appreciation.

    The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. Location, property size, tenant mix, age of the facility, absence or presence of long term leases, assignability of existing debt, condition of the facility, level of occupancy, quality of management, and other related factors are among the criteria that affect the marketability of an income-producing property in the market.

    The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the subject property. The estimate of net operating income is derived through the process of estimating the total potential gross income (PGI from rentals and other sources, less any vacancy and credit loss producing an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

    A survey of the competitive properties is presented in summary form on the following page.

                            RENTAL COMPARABLE CHART

====================================================================================================================================
 No.    Name                           Total           Monthly            Services Included In               Amenities
        Address                        Spaces/          Rental              Monthly Rates
                                       Occ.              Rates
------------------------------------------------------------------------------------------------------------------------------------
 1      Countryside Village             418/          $260.00          Trash collection               Clubhouse, pool, tennis,
        9001 Sheldon Road               399             to                                            shuffleboard, basketball,
        Hillsborough County, Florida                  $300.00                                         lake.
 -----------------------------------------------------------------------------------------------------------------------------------

 2      Fountainview Estates            546/          $293.00          Trash collection               Clubhouse, 2 pools,
        8800 Sheldon Road               530             to                                            tennis, shuffleboard.
        Hillsborough County, Florida                  $295.00
 -----------------------------------------------------------------------------------------------------------------------------------
 3      3 Lakes                         566/          $258.00          None                           Clubhouse, pool,
        9800 Sheldon Road               559             to                                            laundry, shuffleboard.
        Hillsborough County, Florida                  $268.00
 -----------------------------------------------------------------------------------------------------------------------------------
 4      Meadowbrook Village             257/          $282.00          None                           Clubhouse, pool,
        8920 Sheldon Road               255              to                                           shuffleboard.
        Hillsborough County, Florida                  $295.00
 -----------------------------------------------------------------------------------------------------------------------------------
 5      Colonial Coach                  386/          $265.00          Trash collection               Clubhouse, pool, laundry.
        9315 Memorial Highway           314
        Hillsborough County, Florida
 ----------------------------------------------------------------------------------------------------------------------------------
Subj.   Carefree Village                406/          $290.30          Trash collection               Clubhouse, pool, tennis,
        8000 Sheldon Road               343             to                                            shuffleboard,
        Hillsborough County, Florida                  $296.30                                         basketball, playground.
 ==================================================================================================================================

Income Capitalization Approach                                                17

Income Analysis
---------------

    The general market practice is on a base lot rent charged on a monthly basis. The base lot rents in our survey ranged from $258.00 to $293.00 per month. The rents at the subject reflect an $11.00 increase that was effective September 1, 1999. As shown by our survey, the subject's lot rents are within the market range.

Potential Gross Income
----------------------

    In our forecast of total rental income, we have projected 12 months at the current rent levels. Based on the current rent roll, the total monthly rent amounts to $117,954 and the average monthly rental rate for the 406 units is equivalent to $290.53. The potential gross income from rentals is $1,415,446 per year.

Vacancy and Credit Loss
-----------------------

    The subject is an all-age community currently 84.5% physically occupied with 63 of the 406 sites vacant. To the physical vacancy, we have added a small percentage to account for credit loss in our estimate of economic vacancy of 18.0% of total potential gross income, or $254,780.

Utility Income
--------------

    This income is attributable to the separately metered utilities. Historically, the subject has generated from $244.04 per space (1997) to $303.85 per space (1999), in utility income, increasing each year. We have estimated utility income of $300.00 per space or $121,800 annually.

Other Income
------------

    Additional income is typically derived from sources such as storage fees, labor charges to the tenants, commissions on sales and rentals of the units.
The subject property also includes rents from a commercial strip building at the entrance to the community. Historically, the subject has generated from $103.38 per space (1999) to $218.63 per space (1998), in other income. We have based our estimate of other income on the historical levels, estimating this income at $100.00 per space.

Effective Gross Income (EGI)
----------------------------

    Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated losses due to tenant changes, plus any additional income. Thus potential gross rental income of $1,415,446 less a vacancy and credit loss allowance in the amount of $254,780, or 18.0% produces an effective gross income from rentals estimate of $1,160,665. To this we add income derived from other sources, which totals $162,400, arriving at an effective gross income estimate of $1,323,065.

====================================================================================================================================

                                                      Carefree Village - Summary of Historical Operations

                                       Pct. of      $ Per                  Pct. of      $ Per                   Pct. of      $ Per
                           1997        Income       Space       1998       Income       Space        1999       Income       Space
------------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                   $1,032,462     85.17%    $2,543.01   $1,071,321     83.79%    $2,638.72   $1,137,225     87.31%    $2,801.05
Utility Income              99,081      8.17%       244.04      118,559      9.27%       292.02      123,364      9.47%       303.85
Other Income                80,686      6.66%       198.73       88,764      6.94%       218.63       41,972      3.22%       103.38
                        ------------------------------------------------------------------------------------------------------------
Total Income            $1,212,229    100.00%    $2,985.79   $1,278,644    100.00%    $3,149.37   $1,302,561    100.00%    $3,208.28

Expenses:
Administration/Office   $   66,086      5.45%    $  162.77   $   82,347      6.44%    $  202.83   $   88,167      6.77%    $  217.16
Insurance                   13,395      1.10%        32.99       11,457      0.90%        28.22        6,684      0.51%        16.46
Maintenance & Repairs       39,663      3.27%        97.69       49,775      3.89%       122.60       82,283      6.32%       202.67
Management Expense          55,094      4.54%       135.70       61,585      4.82%       151.69       67,352      5.17%       165.89
Wages & Benefits            95,742      7.90%       235.82      116,125      9.08%       286.02      116,101      8.91%       285.96
Property Taxes             118,356      9.76%       291.52      134,235     10.50%       330.63      146,170     11.22%       360.02
Utilities                  222,147     18.33%       547.16      224,644     17.57%       553.31      216,150     16.59%       532.39
                        ------------------------------------------------------------------------------------------------------------
Total Expenses          $  610,483     50.36%    $1,503.65   $  680,168     53.19%    $1,675.29   $  722,907     55.50%    $1,780.56

Net Operating Income    $  601,746     49.64%    $1,482.13   $  598,476     46.81%    $1,474.08   $  579,654     44.50%    $1,427.72
====================================================================================================================================

Income Capitalization Appoach                                                 19

Operating Expense Analysis
--------------------------

Administrative/Office: Historically, this expense has shown an increasing trend.
----------------------
In the financial statements, this expense does include some corporate expense items, which we have not considered. We have stabilized our estimate of this expense at $200.00 per space per year, which is equal to $81,200 or approximately 6.14% of the estimated effective gross income.

Insurance:  Historically, this expense has exhibited a decreasing trend.  Our
----------
estimate of this expense has been stabilized based on the historical amounts at $25.00 per space per year. This is equal to $10,150 annually or approximately 0.77% of the effective gross income.

Maintenance and Repair: Historically, this expense has increased since 1996.  We
-----------------------
have based our estimate on the indicated historical trend at $150.00 per space per year or $60,900 annually, believed adequate to properly maintain the community. This amount is equal to approximately 4.60% of the estimated effective gross income.

Management Fees: This expense typically includes off-site management, the
---------------
oversight of the on-site manager and monthly bookkeeping functions. We used a rate of 5% of the effective gross income estimate, typical in the market place, equal to $66,153 or $162.94 per space per year.

Wages and Benefits: Historically, this expense increased from 1996 to 1998 and
-------------------
slightly decreased in 1999. We have based our estimate on the historical data at $285.00 per space per year or $115,710, which is equal to 8.75% of the estimated effective gross income.

Property Taxes: This category is project specific due to location.  Based on our
---------------
analysis of the historical tax trends, we have estimated the tax liability to be $153,385. This equates to $377.79 per space per year or approximately 11.59% of the estimated effective gross income.

Utilities:  This expense was equal to $547.16 per space in 1997, $553.31 per
----------
space in 1998 and the 1999 amount is equal to $532.39 per space. We have estimated this expense at $540.00 per space per year. This is equal to $219,240, or approximately 16.57% of the estimated effective gross income.

Reserves:  This expense category represents the inclusion of set-asides for
---------
major recurring or capital type expenditures experienced periodically by any property. We have used $25.00 per space per year, believed adequate to cover future capital costs. This equates to $10,150 annually or approximately 0.77% of the estimated effective gross income.

Total Expenses: To summarize, we have stabilized total operating expenses for
---------------
the subject property at $716,888. This estimate is equal to 54.18% of the Effective Gross Income (EGI) estimate or $1,765.73 per space per year. As shown, expenses have historically ranged between 50.36% (1997) and 55.50%
(1999).

Income Capitalization Approach                                                20

==========================================================================================================

                                              Carefree Village
                                      Reconstructed Operating Statement

==========================================================================================================
Income
            Spaces       Monthly Rent       Monthly Total       Annualized
--------------------------------------------------------------------------

               342            $290.30            $ 99,283       $1,191,391
                44            $291.30              12,817          153,806
                18            $292.30               5,261           63,137
                 2            $296.30                 593            7,111
--------------------------------------------------------------------------
               406            $290.53            $117,954                        Pct.               $
                                                                                of EGI          Per Space
                                                                           -------------------------------
Gross Potential Rental Income                                   $1,415,446        106.98%       $ 3,486.32
Less:
  Vacancy & Credit Loss                                           (254,780)         18.0%       $  (627.54)
                                                                ------------------------------------------
Effective Gross Income From Rentals                             $1,160,665         87.73%       $ 2,858.78
Add:
  Utility Income                                                   121,800          9.21%       $   300.00
  Miscellaneous Income                                              40,600          3.07%       $   100.00
                                                                ------------------------------------------
Total Effective Gross Income                                    $1,323,065        100.00%       $ 3,258.78

Expenses
Administrative/Office                                           $   81,200          6.14%       $   200.00
Insurance                                                           10,150          0.77%            25.00
Maintenance & Repairs                                               60,900          4.60%           150.00
Management Expense                                                  66,153          5.00%           162.94
Wages & Benefits                                                   115,710          8.75%           285.00
Property Taxes                                                     153,385         11.59%           377.79
Utilities                                                          219,240         16.57%           540.00
Reserves                                                            10,150          0.77%            25.00
                                                                ------------------------------------------
Total Expenses                                                  $  716,888         54.18%       $ 1,765.73

Net Operating Income                                            $  606,177         45.82%       $ 1,493.05
==========================================================================================================

Income Capitalization Approach                                                21

Selection of a Capitalization Rate
----------------------------------

     Direct capitalization of terminal net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured home communities most often utilize this method. This method is easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available.

Market Data
-----------

     The comparable sale data indicated an overall capitalization rate between 8.51% and 9.79%. The data indicates a narrow range in overall capitalization rates, which tend to be influenced by the size of the community, its occupancy, expense ratio, age and condition, amenity package and location.

=============================================================================================================
  Sale              Sale Date             Vacancy Rate               Expense Ratio          Overall Rate
-------------------------------------------------------------------------------------------------------------
   1               March 1997                 5.0%                        40.7%                   9.79%
-------------------------------------------------------------------------------------------------------------
   2               June 1998                  3.1%                        32.8%                   9.17%
-------------------------------------------------------------------------------------------------------------
   3               January 1999               9.6%                        37.4%                   8.51%
-------------------------------------------------------------------------------------------------------------
   4               June 1997                  9.1%                        52.7%                   9.53%
-------------------------------------------------------------------------------------------------------------
   5               March 1997                10.8%                        38.4%                   9.30%
=============================================================================================================

     The subject has an above market vacancy and expense ratio, although there is upside potential from increased revenue from the water and sewer charges. Based on these considerations, we have concluded an overall capitalization rate just above the indicated range at 10.0%.

Debt Coverage Ratio Method
--------------------------

     We have also developed an overall rate through the Debt Coverage Ratio analysis. Current commercial lending policies indicate a mortgage loan of 75% of market value, based on a 15-year amortization schedule at an annual interest rate of 8.00%, which yields an annual mortgage constant of 11.4678%. A minimum debt coverage ratio (DCR) of 1.20 to 1.00, would likely be required for a property similar to the subject. Based on these assumptions an overall capitalization rate has been developed, as presented below:

=============================================================================================================
         M                              f                         DCR                           OAR
                               X                         X                          =
Loan to Value Ratio                   Mortgage Constant         Debt Coverage Ratio        Overall Rate
-------------------------------------------------------------------------------------------------------------
         0.75                               0.114678                  1.20                    0.103210
-------------------------------------------------------------------------------------------------------------
       Rounded                                                                                 10.3%
=============================================================================================================

Income Capitalization Approach                                                22

     The Debt Coverage Ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufactured home community investments has increased, alternate sources of financing have become available through insurance companies and conduit programs.

     The presence of institutional investors in the market and the reduction in quality of real estate investments has bid down rates on manufactured home communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured home community investments.

     We have placed a greater emphasis on the overall capitalization rate indicated by the market data, as this is a direct reflection of risk perceptions by market participants, although the rates are almost equivalent. Our estimate of the market value of the subject, indicated by the Income Capitalization Approach, is calculated as follows:


          Net Operating Income       Overall Capitalization Rate      Market Value
          $606,177                            /0.100                  $6,061,770
          Rounded to                                                  $6,100,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3. The value conclusion is consistent with the analysis of the sales data.

     So that a conclusion from the analysis of the sales data can be drawn, a unit of comparison has been selected. Calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of manufactured home communities is the selling price per space.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For dissimilar features adjustments are made indicating the price at which the subject could be expected to sell. In making adjustments, all relevant factors were considered including:

     1.   Nature of surrounding development.

     2.   Size.

     3.   Availability of competing properties.

     4.   Effect of time on selling prices.

     5.   Age and condition of the improvements.

     Based on our investigation, the following five sales are the most significant transactions for direct comparison with the subject.

                          Summary of Sale Comparables

=======================================================================================================================
 No.  Name                                          Sale Price/   Total       Price/   Average    E.G.I.M./    O.A.R.
      Address                                       Sale Date     Spaces/     Space    Lot Rent   Expense %
                                                                 Occupancy
-----------------------------------------------------------------------------------------------------------------------
 1    Coral Lake Mobile Home Park                   $6,500,000     235/      $27,660   $363.88      6.05/      9.79%
      4701 Lyons Road                               March 1997     95.0%                           40.7%
      Coconut Creek, Broward County, Florida
-----------------------------------------------------------------------------------------------------------------------
 2    Imperial Estates Mobile Home Park             $8,000,000     261/      $30,651   $372.00      7.33/      9.17%
      5601 North State Road 7                       June 1998      96.9%                           32.8%
      Fort Lauderdale, Broward County, Florida
-----------------------------------------------------------------------------------------------------------------------
 3    Country Lakes Mobile Home Park                $15,400,000    499/      $29,860   $382.80      7.35/      8.51%
      6800 Northwest 39/th/ Avenue                  January 1999   90.4%                           37.4%
      Coconut Creek, Broward County, Florida
-----------------------------------------------------------------------------------------------------------------------
 4    Village of Tampa                              $7,200,000     463/      $15,551   $240.08      4.97       9.53%
      1201 Skipper Road                             June 1997      90.9%                           52.7%
      Tampa, Hillsborough County, Florida
-----------------------------------------------------------------------------------------------------------------------
 5    Golden Hills                                  $2,160,000     185/      $11,676   $159.39      6.63/      9.30%
      7865 West Highway 40                          March 1997     89.2%                           38.4%
      Ocala, Marion County, Florida
=======================================================================================================================

Sales Comparison Approach                                                     25


     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. The properties, which have been compared to the subject, have been discussed below:

     Sale Comparable Number One is Coral Lake Mobile Home Park in Coconut Creek. This 235-space all age community sold for $6,500,000 in March 1997. The price equates to a sale price per space of $27,660. Based on an effective gross income of $1,073,850, the EGIM was 6.05. The expenses represented 40.7% of the effective gross income and the indicated overall capitalization rate was 9.79%, based on a net operating income of $636,406. This community was 95.0% occupied at the time of sale with 223 of the 255 spaces leased.

     Sale Comparable Number Two is Imperial Estates Mobile Home Park in Fort Lauderdale. This 261-space all age community sold for $8,000,000 in June 1998. The price equates to a sale price per space of $30,651. Based on an effective gross income of $1,091,720, the EGIM was 7.33. The expenses represented approximately 32.8% of the effective gross income and the indicated overall capitalization rate was 9.17%, based on a net operating income of $733,950. This community was 96.9% occupied at the time of sale with 253 of the 261 spaces leased.

     Sale Comparable Number Three is Country Lakes Mobile Home Park in Coconut Creek. This 499-space all age community sold in January 1999 for $14,900,000. The price equates to a sale price per space of $30,862. Based on the Buyer's Pro-forma, the effective gross income of $2,026,471 indicated an EGIM was 7.35. The expenses were estimated at 37.4% of the effective gross income and the indicated overall capitalization rate was 8.51%, based on a net operating income of $1,268,440. This community is 90.4% occupied with 451 of the 499 spaces leased.

     Sale Comparable Number Four is Village of Tampa in Tampa. This 463-space all age community sold for $7,200,000 in June 1997. This price equates to a sale price per space of $15,551. Based on the Buyer's Pro-forma the effective gross income of $1,450,044 indicated an EGIM was 4.97. The expenses were estimated at 52.7% of the effective gross income and the indicated overall capitalization rate was 9.53%, based on a net operating income of $686,496.
This community was 90.9% occupied at the time of sale with 421 of the 463 spaces leased.

     Sale Comparable Number Five is Golden Hills in Ocala. This 185-space all age community sold for $2,160,000 in March 1997. This price equates to a sale price per space of $11,676. Based on the Buyer's Pro-forma the effective gross income of $325,992 indicated an EGIM was 6.63. The expenses were estimated at 38.4% of the effective gross income and the indicated overall capitalization rate was 9.30%, based on a net operating income of $200,851. This community was 89.2% occupied at the time of sale with 170 of the 185 spaces leased.

     All of the sales were fee simple transactions, with no abnormal financing. There were no abnormal sale conditions known to have occurred and all of the sales represent transactions that have taken place over the last 3 years, having traded under similar market conditions.

Sales Comparison Approach                                                     26

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the Effective Gross Income Multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 4.97 and 7.35. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject is an all age community with a 15.5% physical vacancy. The subject was observed to be in average condition and has a good location in Hillsborough County, Florida. The comparables all had a much higher occupancy rate than at the subject and the expense ratios are lower, ranging from 32.8% to 52.7%. By comparison, the subject has a forecast expense ratio of 54.18%.
Based on these considerations, we have concluded an EGIM below the indicated range, processing the subject's Effective Gross Income of $1,323,065 with an EGIM of 4.70.

                   Thus $1,323,065   x 4.70 is      $6,218,406

                   Rounded to                       $6,200,000

     On a per space basis, this is equivalent to $15,271.

FINAL ESTIMATE OF VALUE
-----------------------

     The two approaches to value applied in the subject analysis yielded these conclusions:

            Income Capitalization Approach               $6,100,000

            Sales Comparison Approach                    $6,200,000

     Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales of similar properties.

     In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to and of the improvements and to the land. In the current instance, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable.

     The two approaches reflect the same value. Our opinion of value is based on the Income Approach, as buyers are most concerned with cash flow to service debt. Our opinion of the market value of the subject, based on a reasonable exposure period of six months, as of May 3, 2000 was:

                 - SIX MILLION ONE HUNDRED THOUSAND DOLLARS -

                                  ($6,100,000)

CERTIFICATION
-------------

We certify that, to the best of our knowledge and belief:

     .    The statements of fact in this report are true and correct.

     . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

     . We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

     . We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

     . Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     . Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     . Our analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

     . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     . As of the date of this report, John H. Whitcomb, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

     . John H. Whitcomb, MAI, CCIM and William G. Trask have made a personal inspection of the property that is the subject of this report.

     . No one provided significant professional assistance to the persons signing this report.

     . We are in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

     . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.


_____________________________         _____________________________
John H. Whitcomb, MAI, CCIM           William G. Trask
St. Cert. Gen. REA #0001234           St. Cert. Gen. REA #0002347

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function of the Report. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or to be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes which may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions                                           30

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed concerning any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others, and is not meant for use as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projection contained in the appraisal assumes responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures, which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers and we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning them, it is strongly

Assumptions and Limiting Conditions                                           31

recommended that an Engineering, Construction, and/or Environmental inspection be obtained. The value estimate stated in this appraisal, unless otherwise noted, is predicated on the assumption that all of the improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas which are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection.

Assumptions and Limiting Conditions                                           32

Thus, variations could be material and have an impact on the individual value conclusion stated herein.

The Americans with Disabilities Act (ADA) became effective January 26, 1992.
The appraiser has not made a specific compliance survey and analysis of this property to determine whether it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                               LEGAL DESCRIPTION

A portion of the Southeast 1/4 of the Northeast 1/4 and the East 643.20 feet of the Southwest 1/4 of the Northeast 1/4 of Section 27, Township 28 S, Range 17 E of Hillsborough County, Florida, LESS the East 40.0 feet for Sheldon Road, Right-of-way, being bounded and described as follows:

Commencing at the Northeast corner of the Southeast 1/4 of Section 27, Township 28 South, Range 17 East, Hillsborough County, Florida and go S. 89 deg 19 min 58 sec W., 40.00 feet to a point on the Westerly right-of-way line of Sheldon Road (SR 589) for a Point of Beginning and the Northeast corner of Lot 1, Block 1 of Sheldon Heights as recorded in Hillsborough County Official Records, Plat Book 34, Page 50: Thence S. 89 deg 19 min 58 sec W. along the Southerly line of the Northeast 1/4 of said Section 27, 1932.11 feet; thence N. 00 deg 12 min 34 sec W., 1324.33 feet; thence N. 89 deg 16 min 59 sec E., 1936.97 feet; to a point on the aforesaid Westerly right-of-way line of Sheldon Road; thence S. 00 deg 00 min 00 sec W. along said right-of-way line 587.23 feet thence leaving said right-of-way S. 90 deg. 00 min 00 sec W., 222.69 feet; thence S. 00 deg 00 min 00 sec W., 150.28 feet; thence N. 89 deg 40 min 17 sec E., 222.70 feet; to a point on said Westerly right-of-way line; thence S. 00 deg 00 min 00 sec W. along said right-of-way line, 589.83 feet to the POB.

                                     MAPS

                            [AREA MAP APPEARS HERE]

                        [NEIGHBORHOOD MAP APPEARS HERE]

                      [RENT COMPARABLES MAP APPEARS HERE]

                   [COMPARABLE SALES MAP APPEARS HERE]

                            PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St.Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser                                                           2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

Akers Away                    West Palm Beach, FL          Lakeside                 Douglasville, GA
Alafia Riverfront             Gibsonton, FL                Lakewood                 Denton, TX
Alpine Village                Sebring, FL                  Lantana Cascade          Lantana, FL
Arbor Oaks                    Zephyrhills, FL              Long Lake Village        West Palm Beach, FL
Blue Heron                    Clearwater, FL               Marlboro Court           West Palm Beach, FL
Bradenton Trailer Park        Bradenton, FL                MH Country Club          Oakland Park, FL
Carefree Village              Tampa, FL                    Mission                  El Paso, TX
Carolina Village              Concord, NC                  Moultrie Oaks            St. Augustine, FL
Casa del Monte                West Palm Beach, FL          Oak Point                Titusville, FL
Chateau Forest                Seffner, FL                  Orange Manor East        Winter Haven, FL
Chateau Village               Bradenton, FL                Palm Breezes Club        Lantana, FL
Cloverleaf                    Brooksville, FL              Palm Ridge               Leesburg, FL
Colonial Coach                Greenacres City, FL          Panama City Estates      Panama City, FL
Coquina Crossing              St. Augustine, FL            Plantation Estates       Seffner, FL
Coral Lake                    Coconut Creek, FL            Portside                 Jacksonville, FL
Country Club Estates          Venice, FL                   Ridgecrest               Fort Pierce, FL
Dessau                        Austin, TX                   San Souci                North Fort Myers, FL
Foxcroft Village              Loch Sheldrake, NY           Scenic View              Lakeland, FL
Foxwood Estates               Lakeland, FL                 Seminole                 St. Petersburg, FL
Franklin Estates              Murfreesboro, TN             Shangri La               Largo, FL
Gardens of Manatee            Parrish, FL                  Southwinds               Lakeland, FL
A Garden Walk                 West Palm Beach, FL          St. Lucie Village        Okeechobee, FL
The Groves                    Orlando, FL                  Sunrise Village          Cocoa Beach, FL
Gwinnett Estates              Snellville, GA               Sunshine                 Lake Worth, FL
Harmony Ranch                 Thonotosassa, FL             Tall Pines               Fort Pierce, FL
Holiday Ranch                 West Palm Beach, FL          Tara                     Jonesboro, GA
Holiday Plaza                 West Palm Beach, FL          Twin Shores              Longboat Key, FL
Holland                       Fort Lauderdale, FL          Valley Pines             El Paso, TX
Kings and Queens              Lakeland, FL                 Village Glen             Melbourne, FL

Profile of Appraiser                                                        3

Recreational Vehicle Parks
--------------------------

Avalon RV Park             Clearwater, FL        Pioneer Creek               Bowling Green, FL
Camp Inn                   Frostproof, FL        Rainbow Village             Clearwater, FL
Forest Lake Village        Zephyrhills, FL       Space Coast RV Resort       Rockledge, FL
Hide Away                  Ruskin, FL            Sunshine RV                 Vero Beach, FL
Holiday RV Resort          Leesburg, FL          Topics                      Hudson, FL
Horizon RV Park            Davenport, FL         Twelve Oaks                 Sanford, FL
Key RV Park                Marathon, FL          Village Park                Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage    Loganville, GA        Orange Avenue               Tallahassee, FL
Alpine Self Storage        Rockford, IL          Plantation Xtra Storage     Plantation, FL
Baytree Self Storage       Valdosta, GA          St. Augustine Self Storage  St. Augustine, FL
Budget Self Storage        Sterling, VA          Southern Self Storage       Riviera Beach, FL
Delray Mini Storage        Delray Beach, FL      Storage Express             Lauderhill, FL
Edison Lock Up             Edison, NJ            Valdosta Self Storage       Valdosta, GA
Extra Space                Lauderhill, FL        Xtra Space                  Orlando, FL
Howell Self Storage        Howell, NJ            Your Extra Attic            Duluth, GA
Hyde Park Storage          Tampa, FL             Your Extra Attic            Norcross, GA
Jacksonville Storage       Jacksonville, FL      Your Extra Attic            Stockbridge, GA
Okeechobee Storage         Hialeah Gardens, FL   Your Extra Attic            Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                   Howard Johnson Maingate
Comfort Inn Kissimmee                            Hyatt On Union Square
Comfort Suites Asheville                         Hyatt Orlando
Embassy Suites Boca Raton                        Hyatt Wilshire
Hotel Nikko San Francisco                        Hyatt Regency Houston
Hilton Southwest Freeway Houston                 La Samanna
Hollywood Beach Hilton                           Ramada Resort Maingate
Holiday Inn Gainesville                          Westin Washington, D.C.

Profile of Appraiser                                                           4

Financial
---------


Belgravia Capital                                Heller Financial
Bloomfield Acceptance Company                    Household Finance Corporation
Chase Manhattan Bank                             Irving Leasing Corporation
Chrysler Capital Corporation                     Mfd. Housing Community Bankers
Citicorp Real Estate                             Mellon Bank
Collateral Mortgage                              Morgan Stanley
CoreStates Financial Corporation                 NationsBank
Credit Suisse First Boston                       Nomura Securities
FINOVA Capital                                   Pacificorp Financial Services
First Union Corporation                          PACTEL Finance
GE Capital                                       Society National Bank
Goldman Sachs                                    Sun America Insurance
Greentree Financial                              Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                       LaSalle Partners
Chateau Communities                              Las Colinas Corporation
Continental Communities                          Metropolitan Life
Delaware North Companies                         MHC
Dillon Read Real Estate Inc.                     National Home Communities
Drexel Burnham Lambert Realty, Inc.              Pitney Bowes Credit Corp.
First Boston Corporation                         Salomon Brothers, Inc.


EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute


PUBLICATIONS
------------

     Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                    ----------------------------------


TESTIMONY
---------

     Mr. Whitcomb has presented expert testimony in United States Tax Court.

                             PROFILE OF APPRAISER

                               WILLIAM G. TRASK
                           St.Cert. Gen. REA #0002347


REAL ESTATE APPRAISAL EXPERIENCE
--------------------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

     Specializing in real estate valuations and consulting projects for lending institutions, public and private corporations and individuals, for a variety of uses. Property types appraised include manufactured housing communities, recreational vehicle parks, manufacturing plants, office buildings, apartment complexes, retail properties and other types of commercial establishments. February 1998 to Present.

  Appraiser
  Atlas Real Estate Group, Inc.
  Tampa, FL

     Specialized in real estate condemnation valuations and related studies. Property types appraised include agricultural, industrial, residential, office buildings, retail properties and other types of commercial land and establishments. August 1991 to January 1998.

PROFESSIONAL AFFILIATIONS
-------------------------

  State Certified General Real Estate Appraiser
  Florida #0002347
  Georgia #CG007464

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

A Garden Walk       Palm Beach Gardens, FL    Honeymoon Park          Dunedin, FL
Bear Creek          Ormond Beach, FL          La Buona Vita           Port St. Lucie, FL
Bonfire             Leesburg, FL              Lincolnshire            Largo, FL
Briarwood           Lake Worth, FL            Meadowbrook             Lakeland, FL
Camelot East        Sarasota, FL              Mobiland By The Sea     Melbourne, FL
Camelot Lakes       Sarasota, FL              Oak View                Arcadia, FL
Carefree Village    Tampa, FL                 Palmetto                Hallandale, FL
Clover Leaf         Brooksville, FL           Plaza                   Bradenton, FL
Coquina Crossing    St. Augustine, FL         Ranchero Village        Largo, FL

Profile of Appraiser                                                         2
William G. Trask

Manufactured Home Communities (Cont.)
-------------------------------------

Country Club Estates      Venice, FL                River Bay                  Tampa, FL
Country Lakes             Coconut Creek, FL         Riverview                  Micco, FL
Country Life              Leesburg, FL              Serendipity                Clearwater, FL
Crystal River Village     Crystal River, FL         Southern Acres             St. Cloud, FL
Diamond Point             Leesburg, FL              Spanish Trails             Zephyrhills, FL
Friendly Village          Sellersburg, IN           Sun Village                Largo, FL
Hammock Lake              Fort Meade, FL            Sundance                   Zephyrhills, FL
Heron Cay                 Vero Beach, FL            Sunshine Village           Lake Worth, FL
Hibiscus                  Mount Dora, FL            Tall Pines                 Fort Pierce, FL
Hidden Village            St. Petersburg, FL        Tanglewood                 Fort Pierce, FL
High Point                Clearwater, FL            Vero Palms                 Vero Beach, FL

Recreational Vehicle Parks
--------------------------

Lazy Lakes RV             Sugarloaf Key, FL         Ridgecrest RV              Leesburg, FL
Lions Lair RV             Marathon, FL              Sunshine RV                Vero Beach, FL
Pioneer Village           North Fort Myers, FL      Topics RV                  Spring Hill, FL

Other
-----

ABC Pizza House           Tampa, FL                 Fabian Enterprises         Tampa, FL
Blakie's Restaurant       Tampa, FL                 Florida Power & Light      St. Petersburg, FL
Breed Automotive          Lakeland, FL              Mobil Oil                  Lakeland, FL
Discount Auto Parts       Lakeland, FL              Pier 1 Imports             Hoover, AL
Discount Auto Parts       Sarasota, FL              Pizza Hut                  Brandon, FL
Discount Auto Parts       Land O' Lakes, FL         Pizza Hut                  Lakeland, FL

Financial
---------

Belgravia Capital                                   Heller Financial
Collateral Mortgage, Ltd.                           Lehman Brothers
Executive Commercial Funding                        NationsBank
First Federal Savings Bank, Leesburg, FL            Republic Bank, Port Richey, FL
First National Bank, St. Lucie, FL                  Signature Financial Services, Inc.
First Union National Bank                           Union Capital Investments, LLC
GE Capital Corporation                              United Southern Bank, Eustis, FL
Greentree Financial

Profile of Appraiser                                                           3
William G. Trask

Real Estate/Real Estate Investment
----------------------------------

Continental Communities                         National Home Communities
Martin Newby Management                         Pacific Life
Munao Partnership                               Windsor Corporation

EDUCATIONAL BACKGROUND
----------------------

  Florida State University
  University of South Florida
  Edison Community College
  Hillsborough Community College
  Appraisal Institute
  International Right of Way Association